Exhibit 10-36

SEPARATION AGREEMENT, GENERAL RELEASE AND WAIVER

          This Separation Agreement, General Release and Waiver is made and entered into as of the 7th day of April, 2003 by and among RALPH R. TEDESCO (hereinafter referred to as "Employee"), NEW YORK STATE ELECTRIC & GAS CORPORATION (hereinafter referred to as "NYSEG") and ENERGY EAST MANAGEMENT CORPORATION (hereinafter referred to as "EEMC").

W I T N E S S E T H :

          WHEREAS, Employee has been employed by NYSEG as President; and

          WHEREAS, NYSEG and Employee are parties to an Employee Invention and Confidentiality Agreement - Existing Executive dated as of May 28, 1997 and amended by Agreement dated as of July 1, 1997 (hereinafter collectively referred to as "Employee Invention and Confidentiality Agreement"); and

          WHEREAS, NYSEG and Employee are parties to a Severance Agreement dated January 1, 2001 (hereinafter referred to as "Severance Agreement"); and

          WHEREAS, Employee's position with NYSEG as President and his employment by NYSEG shall terminate effective midnight April 30, 2003; and

          WHEREAS, contemporaneously with the execution of this Separation Agreement, General Release and Waiver, Employee and NYSEG have agreed to amend the Employee Invention and Confidentiality Agreement; and

          WHEREAS, Employee and NYSEG desire to settle fully and finally all rights and obligations between them including, but in no way limited to, any rights and obligations that might arise out of the Severance Agreement and Employee's employment with NYSEG, and the termination thereof;

          NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:

          1.     Employee understands, acknowledges and agrees that his employment as President will terminate effective midnight April 30, 2003. A copy of his resignation is attached hereto as Exhibit "A".

          2.     The effective date ("Effective Date") of this Agreement shall be the eighth (8th) day after Employee delivers a fully executed original copy of this Agreement to Richard Benson, Vice President Human Resources, Energy East Management Corporation, Box 3287, Ithaca-Dryden Road, Ithaca, New York 14852, provided that he has not revoked it as permitted under Paragraph "14", below. Provided the Employee has not revoked this Agreement as permitted under Paragraph "14", below, NYSEG shall pay Employee the sum of One Million One Hundred Ninety-Five Thousand and 00/100 Dollars ($1,195,000.00), which payment is not otherwise owed to Employee and which Employee acknowledges exceeds any payment or benefit to which Employee might otherwise be entitled. The payment provided for in this Paragraph shall be made on or before May 15, 2003, and shall be subject to withholding for federal and state income taxes, FICA, and such other and further deductions as may be required by law. In addition to the payment provided by this Paragraph NYSEG will make outplacement services available to the Employee until April 30, 2004 with the firm of Lee Hecht Harrison. The outplacement services provided pursuant to this Separation Agreement, General Release and Waiver shall not exceed a cost of Fifty Thousand Dollars ($50,000.00) and shall be paid directly by NYSEG to Lee Hecht Harrison. Employee shall not have any right to secure outplacement services through any firm or individual other than Lee Hecht Harrison at NYSEG's expense. To the extent Employee does not utilize the entire Fifty Thousand Dollars ($50,000.00) for outplacement services by April 30, 2004, the remaining amount is waived by the Employee.

          3.     In addition to the consideration provided in Paragraph "2", Employee shall be entitled to the payment and benefits provided in the Employee Invention and Confidentiality Agreement, as amended. Employee acknowledges and reaffirms that he will comply with the terms of the Employee Invention and Confidentiality Agreement, as amended.

          4.     The Severance Agreement shall terminate as of the Effective Date. Employee acknowledges and agrees that he will not receive any payments or benefits under the Severance Agreement.

          5.     Except as otherwise expressly provided for in this Agreement, Employee acknowledges and agrees that NYSEG owes Employee no wages, bonuses, sick time, personal time, holidays, severance pay, vacation pay, incentive compensation, stock options or other compensation, benefits, or payments of any kind or nature.

          6.     Employee has returned, or will return to NYSEG prior to May 1, 2003 all NYSEG information and related reports, files, memoranda, records, employee identification badges or cards, keys, computer access codes, software and other property which Employee received or prepared or helped prepare in connection with his employment with NYSEG; and Employee has not retained and will not retain any copies, duplicates, reproductions or excerpts thereof.

          7.     Employee shall not publish or disclose, directly or indirectly, or authorize anyone else to publish or disclose, directly or indirectly, any confidential matters relating to any aspect of NYSEG's or its corporate parent Energy East Corporation's operations, Employee's association therewith or other private matters. Employee shall not divulge, furnish or make accessible to anyone any knowledge, information, know-how or techniques relating to the functions or operations of NYSEG or Energy East Corporation and shall for all time and for all purposes regard the foregoing matters relating to the activities of NYSEG and Energy East Corporation as private and strictly confidential.

          8.     As material inducement to NYSEG to enter into this Agreement, Employee, for himself, his heirs, executors, administrators, successors, assigns and trustees (collectively "Releasors"), releases and forever discharges NYSEG, its corporate parent Energy East Corporation, the subsidiaries and related entities of Energy East Corporation, and the directors, trustees, officers, employees, agents, attorneys, successors, and assigns of Energy East Corporation, its subsidiaries and related entities, and all persons acting by, through, under, or in concert with any of them (collectively the "Releasees"), from all actions, causes of action, suits, debts, charges, complaints, claims, obligations, promises, agreements, controversies, damages, judgements, rights, costs, losses, expenses, liabilities and demands of any nature, whether known or unknown, whether actual or potential, whether specifically mentioned herein or not, in law or equity, whether statutory or common law, whether federal, state, local, or otherwise, including, but not limited to, any claims relating to or arising out of any aspect of the Severance Agreement or Employee's employment with NYSEG, including but not limited to:

     (a)     Any and all claims of wrongful discharge or breach of contract, any and all claims for equitable estoppel, any and all claims for employee benefits, including, but not limited to, any and all claims under the Employee Retirement Income Security Act of 1974, as amended, and any and all claims of employment discrimination on any basis, including, but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964, as amended, under the Age Discrimination in Employment Act of 1967, as amended, under the Civil Rights Act of 1866, 42 U.S.C. Section 1981, under the Civil Rights Act of 1991, as amended, under the Americans with Disabilities Act of 1990, as amended, under the Family and Medical Leave Act of 1993, under the Immigration Reform and Control Act of 1986, as amended, under the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et seq. and under the New York Human Rights Law;

     (b)     Any and all claims under any other federal, state, or local labor law, civil rights law, fair employment practices law, or human rights law;

     (c)     Any and all claims of slander, liable, defamation, invasion of privacy, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, fraud, and prima facie tort; and

     (d)     Any and all claims for monetary recovery, including but not limited to, back pay, front pay, liquidated, compensatory, and punitive damages, and attorneys' fees, experts' fees, disbursements and costs which against the Releasees or any of the them, Releasors ever had, now have, or hereafter can, shall, or may have, for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time to the date of Employee's execution of this Agreement.

          9.     The General Release and Waiver set forth above specifically excludes any claim for any vested monies or other benefits to which Employee may be entitled under any existing pension plan, deferred compensation plan, restricted stock plan, and/or stock option plan. Employee's entitlement to benefits under such plans shall be determined in accordance with the provisions of such plans. The General Release and Waiver also specifically excludes any claims under the Employee Invention and Confidentiality Agreement, as amended.

          10.     NYSEG does hereby release, acquit and forever discharge and agree not to sue the Employee, his heirs, executors, administrators, agents, servants, successors, and assigns and all persons acting on, through, or under or in concert with any of them or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred), up to and including the date of this Agreement, of any nature whatsoever, known or unknown, suspected or unsuspected arising out of or in connection with the Employee's employment relationship with NYSEG. Expressly excluded from the release provided in this Paragraph is any claim or obligation under this Separation Agreement General Release and Waiver and the Employee Invention and Confidentiality Agreement, as amended. Also specifically excluded from this release are any claims which NYSEG and/or its related entities may have against the Employee that arise or are alleged to arise out of criminal conduct on the part of the Employee.

          11.     Employee understands and agrees that he will not be re-employed by NYSEG, its parent, Energy East Corporation, or subsidiaries or related companies of Energy East Corporation. Employee agrees that he will never seek employment or re-employment with NYSEG, Energy East Corporation, or subsidiaries or related companies of Energy East Corporation. This Agreement in no way prevents Employee from retaining employment with a business, company or enterprise that is not currently a parent, subsidiary or related company of the Employer or Energy East Corporation, but which may in the future acquire, or be acquired by Employer or Energy East Corporation, its subsidiaries or related companies.

          12.     Employee represents and agrees that he will keep the terms, amount and fact of this Agreement, completely confidential, and that he will not disclose any information concerning this Agreement, except as may be required by law, to anyone except his immediate family and his private attorney(s) and tax advisors; provided, that they agree to keep said information confidential and not disclose it to others. Employee and his immediate family agree to refrain from criticizing or making disparaging or derogatory comments about NYSEG and/or Energy East Corporation, its subsidiaries and related entities and the officers, directors, employees, agents, products or services of NYSEG and/or Energy East Corporation, its subsidiaries and related entities. The officers and directors of NYSEG and the Releasees shall not make or publish any statements that disparage, denigrate, or are otherwise critical of Employee.

          13.     After May 1, 2003, Employee shall reasonably cooperate with NYSEG and Energy East Corporation and its subsidiaries and related entities in connection with business activities in which Employee was involved or had knowledge. Such cooperation shall include, but not be limited to, reasonably requested sworn testimony. After May 1, 2003, Employee shall be compensated by NYSEG and/or Energy East Corporation for his time at the rate of $300.00/hr., plus reimbursement for all ordinary, necessary and reasonable expenses, including but not limited to, meals, travel, lodging and attorneys fees.

          14.     Employee expressly acknowledges, represents, and warrants that the terms and provisions of this Agreement herein stated are the only consideration for signing this Agreement; that no other promise or agreement of any kind has been made to or with any person or entity whatsoever to cause the signing of this Agreement; and that, in executing this Agreement, Employee does not rely and has not relied on any representation or statement made by any of the Releasees or by any of the Releasees' agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise. Notwithstanding any other provision of this Agreement to the contrary:

     (a)     Employee, in consideration of the monies paid by NYSEG and the outplacement benefit provided by NYSEG, as described in Paragraph "2" of this Agreement (which payment Employee agrees constitutes consideration in addition to anything of value to which Employee is already entitled), agrees that this Agreement constitutes a knowing and voluntary waiver of all rights or claims Employee may have against the Releasees, or any of them, including, but not limited to, all rights or claims as more fully set forth in Paragraph "8" of this Agreement;

     (b)     NYSEG and Employee agree that, by entering into this Agreement, Employee does not waive rights or claims that may arise after the date this Agreement is executed;

     (c)     NYSEG and Employee agree that this Separation Agreement, General Release and Waiver shall not affect the rights and responsibilities of the U.S. Equal Employment Opportunity Commission (hereinafter "EEOC") to enforce the Age Discrimination in Employment Act of 1967, as amended and other laws. In addition, NYSEG and Employee agree that this Separation Agreement, General Release and Waiver shall not be used to justify interfering with Employee's protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. NYSEG and Employee further agree that the Employee knowingly and voluntarily waives all rights or claims (that arose prior to Employee's execution of this Separation Agreement, General Release and Waiver) Employee may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys' fees, experts' fees) as a consequence of any investigation or proceeding conducted by the EEOC and any litigation concerning any facts alleged in any such charge;

     (d)     NYSEG and Employee agree that, for a period of seven (7) days following the execution of this Agreement, Employee has the right to revoke this Agreement by written notice of his revocation delivered to Richard R. Benson, Vice President - Human Resources, Energy East Management Corporation, Box 3287, Ithaca-Dryden Road, Ithaca, New York 14852. NYSEG and Employee further agree that this Agreement shall not become effective or enforceable until the eighth (8th) day after the execution of this Agreement; and that in the event that Employee revokes this Agreement prior to the eighth (8th) day after execution of this Agreement, this Agreement and the promises contained herein shall automatically be deemed null and void.

     (e)     NYSEG hereby advises and urges Employee in writing to consult with an attorney prior to executing this Agreement. Employee represents and warrants that NYSEG has advised and urged Employee in writing, as specifically stated in this written Agreement, to consult with an attorney prior to executing this Agreement. Employee further represents and warrants that NYSEG gave Employee a period of at least twenty-one (21) days in which to consider this Agreement.

     (f)     Employee's acceptance of any of the monies paid by NYSEG, as described in Paragraph "2" of this Agreement, at any time more than seven (7) days after the execution of this Agreement shall constitute an admission by Employee that Employee did not revoke this Agreement during the revocation period of seven (7) days; and shall further constitute an admission by Employee that this Agreement has become effective and enforceable.

     (g)     If Employee executed this Agreement at any time prior to the end of the at least twenty-one (21) day period that NYSEG gave Employee in which to consider this Agreement, such early execution was a knowing and voluntary waiver of Employee's right to consider this Agreement for at least twenty-one (21) days and was due to Employee's belief that Employee had ample time in which to consider and understand this Agreement, and in which to review this Agreement with an attorney.

          15.     Employee understands and acknowledges that this Agreement, General Release and Waiver shall not in any way be construed as an admission of wrongdoing or liability on the part of NYSEG or any other person.

          16.     This Agreement shall be governed by, construed, interpreted, performed and enforced under the laws of the United States and the State of New York without giving effect to the conflicts of law principles.

          17.     This Agreement, General Release and Waiver sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understanding between the parties hereto pertaining to the subject matter hereof.

          IN WITNESS WHEREOF, the parties have executed this Separation Agreement, General Release and Waiver as of the date and year written above.
Dated: 4-8-03	/s/Ralph R. Tedesco Ralph R. Tedesco
Dated: 4-8-03	NEW YORK STATE ELECTRIC & GAS CORPORATION By: /s/Elaine T. DuBrava
Dated:	ENERGY EAST MANAGEMENT CORPORATION By /s/Richard R. Benson Richard R. Benson

AMENDMENT

          Amendment Number Two (2) to Employee Invention and Confidentiality Agreement - Existing Executive, by and between, NEW YORK STATE ELECTRIC & GAS CORPORATION (the "Company") and RALPH R. TEDESCO ("me" or "I") is made and entered into this 7th day of April, 2003.

          WHEREAS, the Company and I are parties to a certain Employee Invention and Confidentiality Agreement - Existing Executive dated as of May 28, 1997 (the "Agreement"), which was amended by Agreement dated as of July 1, 1997; and

          WHEREAS, the Company and I now wish to amend that Agreement to modify the provisions relating to Consideration and Wage Maintenance; and to otherwise modify the Agreement to reflect the termination of my employment effective May 1, 2003.

          NOW, THEREFORE, it is agreed as follows:

     1.     Section "10", Consideration and Wage Maintenance, of the Employee Invention and Confidentiality Agreement is amended to read as follows:

     10.1     In consideration for my agreements as contained herein, the Company agrees to pay me a one-time cash payment of One Thousand Five Hundred Dollars ($1,500.00), which I acknowledge that I have already received.

     10.2     Deleted.

     10.3     As additional consideration for entering into this Agreement, should the Company terminate my employment for any or no reason or upon my resignation, the Company will pay me severance benefits in the total amount of Three Hundred Thousand and 00/100 Dollars ($300,000.00) (the "Separation Payment"). The Separation Payment will be paid on or about May 15, 2003, subject to withholding for federal and state income taxes, FICA, and such other and further deductions as may be required by law.

     10.3.1     The Company shall pay my health insurance premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (hereinafter "COBRA") until October 31, 2004. I shall be entitled to any additional rights guaranteed by COBRA. After October 31, 2004, premiums and other payments required for any further continued coverage, in accordance with COBRA, shall be my sole responsibility.

     10.3.2 Delete.
     10.3.3 Delete.
     10.3.4 Delete.
     10.3.5 Delete.

     Appendices "C" and "D" of the Agreement are deleted.
     If I should die, the balance of the payments not yet made under this
     Agreement shall be payable to my wife, Mary Jane Tedesco, if living, if not, to my estate.

          2.     Except as herein modified, all other terms and conditions of the Employee Invention and Confidentiality Agreement remain unchanged. This Amendment will be effective as of the date first set forth above.

          3.     This Amendment shall automatically terminate and no party hereto shall have any rights against the other pursuant to this Amendment if the Employee revokes that certain Separation Agreement, General Release and Waiver between the Company and the Employee bearing date even herewith (the "Separation Agreement") as provided in paragraph "14" of the Separation Agreement.
Dated: 4-8-03	/s/Ralph R. Tedesco Ralph R. Tedesco
Dated: 4-8-03	/s/Elaine T. DuBrava NEW YORK STATE ELECTRIC & GAS CORPORATION By: /s/Richard R. Benson Title

April 8, 2003

Energy East Management Corporation
New York State Electric & Gas Corporation
Corporate Drive
Kirkwood Industrial Park
P.O. Box 5224
Binghamton, New York 13902-5224

Ladies and Gentlemen:

          I hereby resign effective May 1, 2003 as President of New York State Electric & Gas Corporation, and all other offices, directorships, similar positions and other affiliations I hold with New York State Electric & Gas Corporation and any subsidiary or related entity of Energy East Corporation.

Sincerely yours,

/s/Ralph R. Tedesco
Ralph R. Tedesco